Exhibit 4.1

AMENDMENT NO. 1 TO WARRANT AGREEMENT

THIS Amendment No. 1 to Warrant Agreement (this “Amendment”) is entered into effective as of June 30, 2012, by and between Chase Packaging Corporation, a Texas corporation (the “Company”), and                                             , or his, her, or its registered assigns (the “Holder”).

A.                                   The Holder and the Company are parties to that certain Warrant Agreement dated September 7, 2007 (the “Warrant Agreement”).

B.                                     The Holder and the Company have agreed, upon the following terms and conditions, to amend the Warrant Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holder and the Company agree as follows:

1.                                       Terms and References.  Unless otherwise stated in this Amendment (a) terms defined in the Warrant Agreement have the same meanings when used in this Amendment, and (b) references to “Sections” are to sections of the Warrant Agreement.

2.                                       Amendments to Warrant Agreement.

(a)                                  The introductory paragraph is hereby amended to read as follows:

“Chase Packaging Corporation, a Texas corporation (the “Company”) hereby certifies that, for value received,                                            or his, her, or its registered assigns (the “Holder”), is the owner of that number of Warrants (the “Warrants”) set forth above and is entitled to purchase from the Company, for each Warrant held, one (1) share of common stock, $0.10 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $0.15 per share (as adjusted from time to time as provided in Section 9, the “Exercise Price”), at any time and from time to time from and after the date hereof and through and including the seventh anniversary of the date hereof (the “Expiration Date”), and subject to the following terms and conditions.  These Warrants are part of a package of securities issued pursuant to that certain Securities Purchase and Subscription Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among the Company and the Purchasers identified therein.  All such warrants are referred to herein, collectively, as the ‘Warrants.’”

(b)                                 Section 9(c) is hereby amended to read as follows:

“9.(c) Fundamental Transactions.  If, at any time while this Warrant Certificate is outstanding: (i) the Company effects any merger or consolidation of the Company with or into another Person; (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions; (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property; or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash, or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant Certificate, the same amount and kind of securities, cash, or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant Certificate (the “Alternate Consideration”).  The aggregate Exercise Price for this Warrant Certificate will not be affected by any such Fundamental Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash, or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant Certificate following such Fundamental Transaction.  In the event of a Fundamental Transaction, the Company or the successor or purchasing Person, as the case may be, shall execute with the Holder a written agreement providing that:

(x)            this Warrant Certificate shall thereafter entitle the Holder to purchase the Alternate Consideration in accordance with this section 9(c),

(y)                                 in the case of any such successor or purchasing Person, upon such consolidation, merger, statutory exchange, combination, sale, or conveyance such successor or purchasing Person shall be jointly and severally liable with the Company for the performance of all of the Company’s obligations under this Warrant Certificate and the Purchase Agreement, and

(z)                                   if registration or qualification is required under the Securities Act or applicable state law for the public resale by the Holder of shares of stock and other securities so issuable upon exercise of this Warrant Certificate, all rights applicable to registration of the Common Stock issuable upon exercise of this Warrant Certificate shall apply to the Alternate Consideration.

If, in the case of any Fundamental Transaction, the Alternate Consideration includes shares of stock, other securities, other property or assets of a Person other than the Company or any such successor or purchasing Person, as the case may be, in such Fundamental Transaction, then such written agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors of the Company shall reasonably consider necessary by reason of the foregoing.  At the Holder’s request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Warrant Certificate (or any such replacement security)

will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.”

(c)                                  Section 9(d) is hereby deleted in its entirety.

3.                                       Miscellaneous.  Unless stated otherwise (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Amendment must be construed, and its performance enforced, under Texas law, and (d) if any part of this Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable.

4.                                       Entireties.  The Warrant Agreement as amended by this Amendment represents the final agreement between the parties about the subject matter of the Warrant Agreement as amended by this Amendment and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

5.                                       Parties.  This Amendment binds and inures to the Holder, the Company, and their respective successors and assigns.

6.                                       Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier or by electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment.

[Remainder of Page Intentionally Left Blank;

Signature Pages to Follow]

EXECUTED as of the date first stated above.

COMPANY:

CHASE PACKAGING CORPORATOIN

By:
Name:
Title:

HOLDER: